UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SIERRA BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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FOR IMMEDIATE RELEASE

Date:	May 13, 2008
Contacts:	Jim Holly, President/CEO
Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

ISS/RISK METRICS, A LEADING INDEPENDENT PROXY ADVISORY FIRM, RECOMMENDS THAT SIERRA BANCORP SHAREHOLDERS VOTE FOR ALL BOARD’S DIRECTOR NOMINEES AT UPCOMING ANNUAL MEETING

Porterville, CA – May 13, 2008 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced that ISS Governance Services (ISS) recommends that Sierra Bancorp shareholders vote FOR ALL of the Board of Directors’ nominees at the company’s upcoming Annual Meeting on May 21, 2008.

ISS, a wholly-owned subsidiary of RiskMetrics Group, Inc., is a leading independent U.S. proxy advisory firm and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country. ISS joins Glass, Lewis & Co., another leading independent proxy voting advisory firm, in supporting the Board of Directors’ nominees.

“We are gratified that ISS supports our Board’s nominees and recognizes Sierra Bancorp’s track record of delivering shareholder returns,” said Sierra Bancorp’s Chairman Morris Tharp. “In recommending that shareholders vote for all of our director nominees, ISS believes that our Board and management team are committed to making decisions that are in the best interests of our shareholders. We look forward to continuing to execute our long-term business strategy and further enhancing the value of our company.”

In its analysis, ISS noted:

“The company has a strong track record of success, outperforming its peers and creating value for its shareholders.... [W]e do not believe that the dissident has demonstrated that change is needed at Sierra [Bancorp]. Moreover, Ms. Childress has not presented a plan for improvement at Sierra [Bancorp], and it is unclear what skills she brings to the board or how her presence would add value for shareholders.”

Sierra Bancorp strongly recommends that its shareholders vote FOR each of the Company’s directors on the YELLOW proxy card.

We encourage shareholders to vote electronically using the simple procedures to vote by telephone or Internet contained on their proxy cards. It will only take a few moments to ensure that their votes are received in time to be counted at the Annual Meeting of Shareholders, which is scheduled for 7:30 p.m. Pacific Time on Wednesday, May 21, 2008.

Only the latest dated proxy that is received by the deadline will be counted. Please dispose of any White proxy cards received from Patricia Childress or her agents.

Shareholders who have questions or need assistance in voting their shares should contact MacKenzie Partners, Inc. by calling toll-free (800) 322-2885 or collect (212) 929-5500, or by email at proxy@mackenziepartners.com.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 31st year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over $1.2 billion in total assets and currently maintains 21 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch. In January 2008, Sierra Bancorp was recognized as the 2nd best performing mid-tier bank in the nation and the 6th bank overall by U.S. Banker magazine, based on return on equity.

Important Information

Sierra Bancorp filed a definitive proxy statement in connection with its 2008 annual meeting of shareholders with the Securities and Exchange Commission (the “SEC”) on April 28, 2008 (the “Proxy Statement”). Sierra Bancorp shareholders are urged to read the Proxy Statement carefully as it contains important information. The Proxy Statement and other relevant documents filed with the SEC by Sierra Bancorp are also available on the SEC’s website at www.sec.gov, or on Sierra Bancorp’s website at www.sierrabancorp.com. These documents may also be obtained free of charge from Sierra Bancorp by contacting Ken Taylor, EVP/CFO, at (559) 782-4900 or (888) 454-BANK. Shareholders may also contact MacKenzie Partners, Inc. with questions or requests for additional copies of the proxy materials by calling toll-free (800) 322-2885 or collect (212) 929-5500, or by email at proxy@mackenziepartners.com.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.